Exhibit 10.1

DESCRIPTION OF DIRECTORS AND
NAMED EXECUTIVE OFFICERS COMPENSATION

In accordance with the “Frequently Asked Questions” bulletin posted by the staff of the Division of Corporation Finance of the Securities and Exchange Commission on November 23, 2004 on the Securities and Exchange Commission’s website, we are disclosing the following information that the Securities and Exchange Commission may deem to be material definitive agreements with our directors and executive officers.

The Company does not compensate its directors. Each director of the Company is also a director of the Bank. Meetings of the directors of the Company are held immediately before or after meetings of the directors of the Bank. In 2004, directors of the Bank received $1,500 per meeting of the Board of Directors attended in 2004. Additionally, each non-employee member of a committee of the Board of Directors of the Bank received a fee ranging between $500 - $650 per committee meeting. A total of $138,945 in the year ended December 31, 2004 was paid as directors’ fees and committee fees for the Bank

We have not entered into employment agreements with any of executive officers, who are employed on an at-will basis. In 2005, the Bank’s executive officers will earn the annual base salaries set forth opposite their names below and will be entitled to a bonus, if any, as determined by the Compensation Committee:

Name	Title	2005 Salary
Alan J. Hyatt	President and Chief Executive Officer	$250,000
Melvin E. Meekins, Jr.	Executive Vice President	$298,000
S. Scott Kirkley	Senior Vice President, Secretary and Treasurer	$208,000
Cecelia Lowman	Chief Financial Officer	$148,000

The executive officers are entitled to participate in the Bank’s 401(k) Plan and in an Employee Stock Ownership Plan, and previously participated in a Supplemental Executive Retirement Plan, which was terminated effective December 31, 2004. The Bank makes a matching contribution of 50% of each executive officer’s 401(k) Plan contribution up to 6% of such executive officer’s salary, and an additional non-matching contribution at the discretion of the Board of Directors.